UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2011

CHINA XD PLASTICS COMPANY LIMITED
(Exact name of registrant as specified in its charter)

Nevada	001-34546	04-3836208
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

No. 9 Dalian North Road, Haping Road Centralized Industrial Park,
Harbin Development Zone, Heilongjiang Province, PRC 150060
(Address of principal executive offices)

Registrant's telephone number, including area code: (86) 451-8434-6600

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement;
Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 9, 2011, Harbin Xinda Macromolecule Material Co. Ltd. (“Harbin Xinda”), a subsidiary of  China XD Plastics Company Limited (the “Company”), entered into an land use right and construction project purchase agreement (the “Agreement”) with Harbin Shengtong Engineering Plastics Co. Ltd. (“Harbin Shengtong”), pursuant to which Harbin Xinda purchased from Harbin Shengtong the land use rights to an aggregate of 198,913.7 square meters located in South Harbin Industrial Park, PRC (the “Property”), and the construction project currently in process on the Property, for an aggregate purchase price of RMB 94,997,800 (approximately USD $14.6 million) to be paid in three installments upon the completion of certain milestones detailed below.

Transfer of Land Use Rights and Purchase Price Installments

Harbin Xinda is required to make the first payment of RMB 35,011,300 (approximately USD $5.4 million) to  Harbin Shengtong, which amount is the land use transfer fee relating to the 91,820.8 square meters of the Property within five business days following the execution of the Agreement.  Within three business days of its receipt of the first payment, Harbin Shengtong shall provide the land use certificate with respect to the 91,820.8 square meters of the Property.

Harbin Xinda shall make the second payment of RMB 40,834,500 (approximately USD $6.3 million) to Harbin Shengtong for the 107,092.9 square meters of the Property within five business days after Harbin Shengtong obtains the land use certificate with respect to the 107,092.9 square meters of the Property.  Within three business days of its receipt of the second payment, Harbin Shengtong shall provide the land use certificate with respect to the 107,092.9 square meters of the Property to Harbin Xinda.

Harbin Shengtong agreed that the transfer of title of all of the Property to Harbin Xinda shall be completed prior to October 30, 2011 (the “Title Transfer Date”).  If the transfer of title is completed by the Title Transfer Date, three business days thereafter, Harbin Xinda shall pay to Harbin Shengtong the third installment of RMB 19,152,000 (approximately USD $2.9 million), which amount is payment for the unfinished construction (the deed tax and fees associated with the title transfer shall be paid by Harbin Xinda).

Progress of Construction and Payment of Costs

If Harbin Shengtong’s current construction project, based upon such modifications requested by Harbin Xinda, can meet the construction design in accordance with Harbin Xinda’s requirements, Harbin Xinda will pay construction project fees equal to RMB 7,062,100 (approximately USD $1.1 million).  If the design does not meet Harbin Xinda’s specifications, all construction fees will be borne by Harbin Shengtong.

Penalties for Failure to Timely Transfer Land Use Rights

If the transfer of land use rights to all of the Property is not completed by the Title Transfer Date, Harbin Shengtong shall pay liquidated damages to Harbin Xinda on a daily basis at the rate of 0.3% of the total costs under the Agreement, until the land use rights have been transferred to Harbin Xinda.  If Harbin Shengtong fails to complete the transfer of the Property prior to December 31, 2011, Harbin Shengtong shall fully refund all the paid amounts and also pay liquidated damages to Harbin Xinda in an amount equal to 15% of the total costs under the Agreement.  If the actual damages caused to Harbin Xinda by Harbin Shengtong’s default exceeds Harbin Xinda’s liquidated damages, Harbin Shengtong shall bear the difference between the actual loss and the amount of the liquidated damages paid.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the terms of the Agreement is subject to, and qualified in its entirety by, such Agreement.

Item 8.01 Other Events

On May 9, 2011, the Company issued a press release announcing the transactions contemplated by the Agreement disclosed above under Item 1.01.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Land Use Right and Construction Project Purchase Agreement, dated May 9, 2011, between Harbin Xinda Macromolecule Material Co. Ltd. and Harbin Shengtong Engineering Plastics Co. Ltd.

99.1	Press Release dated May 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China XD Plastics Company Limited

Date: May 9, 2011	By:	/s/ Jie Han
Name: Jie Han
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Land Use Right and Construction Project Purchase Agreement, dated May 9, 2011, between Harbin Xinda Macromolecule Material Co. Ltd. and Harbin Shengtong Engineering Plastics Co. Ltd.

99.1	Press Release dated May 9, 2011